Exhibit 99.1

Gulfstream International Group, Inc. Notified by NYSE Amex

of Continued Listing Standards Non-Compliance

Fort Lauderdale, Florida, May 13, 2009 — Gulfstream International Group, Inc. (the “Company”) (NYSE Amex: GIA) today announced that on May 12, 2009, it received a deficiency letter from the NYSE Amex LLC (the “NYSE Amex”, which is the successor to the American Stock Exchange) indicating that, based on a review of publicly available information, the Company is not in compliance with the minimum stockholders’ equity requirements for continued listing on the NYSE Amex as set forth in Section 1003(a) of the NYSE Amex Company Guide. The Company is not in compliance with Section 1003(a)(i) of the Company Guide with stockholders’ equity of less than $2,000,000 and losses from continuing operations and net losses in its two most recent fiscal years.

The Company has been afforded the opportunity to provide, by June 12, 2009, a specific plan to achieve and sustain compliance with all of the NYSE Amex’s listing requirements (the “Plan”), including a time frame for regaining compliance with Section 1003(a)(i) of the Company Guide within 18 months or by November 12, 2010 (the “Plan Period”). If NYSE Amex accepts the Plan, the Company may be able to continue its listing during the Plan Period, during which time the Company will be subject to periodic review to determine if it is making progress consistent with the Plan. If the Company does not submit a Plan, or if the Plan is not accepted, the Company will be subject to delisting proceedings. The Company may appeal a Staff determination to initiate delisting proceedings.

The Company currently intends to prepare and submit a Plan within the time frame required by the NYSE Amex. However, there is no guarantee that the Company will be able to complete and timely file the Plan, that the Plan will be accepted by NYSE Amex, or that the Company will be able to make progress consistent with the Plan if it is accepted. Prior to filing the Plan and, if the Plan is timely filed, while the Plan is under review by NYSE Amex, the Company expects that its common stock will continue to trade without interruption on NYSE Amex; however, the trading symbol for the Company’s Common Stock will have an indicator (.BC) added as an extension to signify noncompliance with the continued listing standards. Within five days of the date of the May 12, 2009 letter from NYSE Amex, the Company will be included in a list on the NYSE Amex website of issuers that do not comply with the listing standards. The .BC indicator will remain as an extension on the Company’s trading symbol until it has regained compliance with all applicable continued listing standards.

About Gulfstream International Group, Inc.

Gulfstream International Group, Inc. is a holding company that operates two independent subsidiaries: Gulfstream International Airlines, Inc. (“Gulfstream”) and Gulfstream Training Academy, Inc. (the “Academy”).  Gulfstream is a commercial airline currently operating more than 150 scheduled flights per day, serving nine destinations in Florida, ten destinations in the Bahamas, and five destinations from Continental Airline’s Cleveland hub under the Department of Transportation’s Essential Air Service Program. The Academy provides flight training services to licensed commercial pilots.  For more information on the company, visit the company’s website at http://www.gulfstreamair.com.

Special Note Regarding Forward-Looking Statements

In addition to historical information, this release contains forward-looking statements.  Gulfstream may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things: its business strategy; its value proposition; the market opportunity for its services, including expected demand for its services; information regarding the replacement, deployment, acquisition and financing of certain numbers and types of aircraft, and projected expenses associated therewith; costs of compliance with FAA regulations, Department of Homeland Security regulations and other rules and acts of Congress; the ability to pass taxes, fuel costs, inflation, and various expenses to its customers; certain projected financial obligations; estimates regarding capital requirements; and any other plans, objectives, expectations and intentions contained in this release that are not historical facts.

These statements, in addition to statements made in conjunction with the words “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate” and similar expressions, are forward-looking statements.  These statements relate to future events or future financial performance and only reflect management’s expectations and estimates.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to Gulfstream as of such date. The following is a list of factors, among others, that could cause actual results to differ materially from the forward-looking statements: changes to external competitive, business, budgeting, fuel cost or supply, weather or economic conditions; changes in its relationships with employees or code share partners; availability and cost of funds for financing new aircraft and the ability to profitably manage its existing fleet; adverse reaction and publicity that might result from any accidents; the impact of current or future laws and government investigations and regulations affecting the airline industry and its operations; additional terrorist attacks; and consumer unwillingness to incur greater costs for flights.

Gulfstream assumes no obligation to update any forward-looking statement. Risk factors, cautionary statements and other conditions which could cause actual results to differ from management’s current expectations are contained in Gulfstream's filings with the Securities and Exchange Commission, including Part I, Item 1A, “Risk Factors,” of its Annual Report on Form 10-K for the Year Ended December 31, 2008.

Contact: Robert M. Brown, Chief Financial Officer, (954) 985-1500 (x236).